                                                                     10.01

                                                                [CONFORMED COPY]

                              EMPLOYMENT AGREEMENT
                              --------------------

                  THIS AGREEMENT, dated and effective as of this 23rd day of July, 1996, by and among PCI Services, Inc., a corporation organized and existing under the laws of the state of Delaware (hereinafter "Employer"), Cardinal Health, Inc., a corporation organized and existing under the laws of the state of Ohio (hereinafter "Cardinal"), and Daniel F. Gerner (hereinafter "Employee"), an individual residing at 1025 Riverton Road, Moorestown, NJ 08057.

                  WHEREAS, Employer has entered into an Agreement and Plan of Merger dated as of July 23, 1996 (hereinafter the "Merger Agreement") pursuant to which a subsidiary of Cardinal will merge with and into Employer, with Employer as the surviving corporation, and Employer will become a wholly owned subsidiary of Cardinal (hereinafter the "Transaction"; references herein to "Employer" refer to Employer both before and after the Transaction); and

                  WHEREAS, Cardinal, Employer and Employee desire to set forth in a written agreement the terms and conditions under which Employee will continue to render services to Employer after the consummation of the Transaction;

                  NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

                  1.  TERM AND DUTIES.
                      ----------------

                  (a) This Agreement shall become effective at the "Effective Time" as defined in the Merger Agreement if, but only if, the Transaction is consummated. Employer shall employ Employee under this Employment Agreement as President of Employer, and to render such services as are appurtenant thereto, for a term (hereinafter the "Term") beginning at the Effective Time and ending on the third anniversary of the Effective Time. During the Term, Employee shall perform such executive duties of a responsible nature as shall be in all material respects in conformance with the directions and policies established and promulgated by Employer and consistent with his position.

                  (b) During the Term, Employee shall report to Richard S. Sauter, or to such other senior executive officer of Employer or Cardinal as shall be designated from time to time by the Board of Directors of Employer (hereinafter the "Board"), and shall devote his best efforts and full business time to the performance of his duties and to advance Employer's interests.

                  (c) During the Term, Employee shall not, without




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the prior written consent of Employer, be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require the performance of services by Employee in the operation of the affairs of the enterprises or companies in which said investments are made. Employee may participate in appropriate community activities not inconsistent with his duties and position as an Executive of Employer. In all cases, Employee's activities in this regard shall comply with policies of general application as to participation on Boards of Directors of non-profit and for-profit corporations, as such policies are established by Employer from time to time.

                  2.  COMPENSATION.
                      -------------

                  (a) As compensation for Employee's services hereunder during the Term, Employer shall pay to Employee an annual salary (hereinafter the "Base Salary") during the Term, payable in installments at such times as Company customarily pays its other executive employees. The Base Salary shall be paid at the rate of three hundred fifteen thousand ($315,000) dollars per year for the calendar year 1996. During the Term,





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the Base Salary shall be reviewed annually for possible increase in accordance with the Company's normal payroll practices for management personnel, and shall not be decreased after any such increase. Any increase in the Base Salary shall not limit, expand or reduce any other obligation of the Company under this Agreement.

                  (b) The Board, after consultation with the management of Employer (including Employee), shall annually establish, for each fiscal year of Employer during the Term after the fiscal year ending September 30, 1996, the amount of pre-tax net income of Employer which the Board expects Employer to earn for such fiscal year (hereinafter "Targeted Pre-Tax Net Income"). The Targeted Pre-Tax Net Income for Employer's fiscal year ending September 30, 1996 shall be the amount established as such under Employer's current Annual Bonus Program. During the Term, for each of Employer's most recently completed fiscal years (each a "Most Recent Fiscal Year") beginning with Employer's fiscal year ending September 30, 1996, Employee shall be entitled to receive as incentive compensation a bonus (hereinafter the "Annual Bonus") equal to Employee's Base Salary as of the end of such Most Recent Fiscal Year multiplied by a percentage determined by comparing Employer's actual Pre-Tax Net Income (hereinafter the "Actual Pre-Tax Net Income") for the Most Recent Fiscal Year to the Targeted Pre-Tax Net Income for such fiscal year:




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


If Actual Pre-Tax Net Income
for the Most Recent Fiscal Year                        Then the Annual Bonus
compared to Targeted Pre-Tax                           as a percentage of Base
Net Income for such fiscal year is:                    Salary shall be:
-----------------------------------                    ----------------

less than 90%                                          0% of Base Salary
90% to less than 100%                                  20% of Base Salary
100% to less than 110%                                 40% of Base Salary
110% to less than 120%                                 53% of Base Salary
120% or greater                                        60% of Base Salary

Any Annual Bonus due to Employee pursuant to this subparagraph 2(b) shall be paid to Employee in accordance with the standard terms of Employer's bonus plan for executives, as in effect from time to time. As used herein, "Pre-Tax Net Income" means income before income tax expense computed in accordance with generally accepted accounting principles consistently applied. Alternatively, if Employee and Employer mutually agree, the Annual Bonus for any fiscal year during the Term shall be determined pursuant to Cardinal's standard Management Incentive Plan as in effect from time to time.

                  (c) During the Term, Employee shall be entitled to receive such fringe benefits as are applicable to all similarly situated senior executives of Employer; PROVIDED,




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

HOWEVER, that Employer may at any time and from time to time add to, reduce, eliminate or otherwise modify these fringe benefits as long as Employee is provided with those fringe benefits which are applicable to all similarly situated senior executives of Employer. Without limiting the generality of the foregoing: (i) Employee shall be entitled to four (4) weeks of vacation during each year during the Term; and (ii) during the Term, Employer shall lease a luxury automobile of such type as is selected by Employee (hereinafter the "Automobile"), comparable to the automobile provided by Employer as of the date of this Agreement, for Employee's exclusive business and personal use, shall replace the Automobile every two (2) years, shall pay or reimburse Employee for all lease payments, operating, maintenance and repair costs, and shall maintain and pay for liability, collision and comprehensive insurance covering the Automobile, in such amounts and on such terms as provided by Employer as of the date of this Agreement.

                  (d) Employee shall be granted, as of the Effective Time, 4,250 shares of restricted Cardinal Stock (hereinafter the "Restricted Stock"), which shall vest in three equal installments (but rounded to the nearest whole share) on each of the first, second and the third anniversary of the Effective Time; PROVIDED, that all Restricted Stock that has not previously vested shall vest upon the occurrence of a Change


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

of Control (as defined hereinafter); and PROVIDED, further, that if Employee violates any of the covenants set forth in subparagraph 4(b) or if his employment is terminated by Employer for Cause, he shall forfeit all Restricted Stock that has not previously vested. The Restricted Stock shall otherwise be subject to the standard terms and conditions applicable to restricted stock under the Cardinal Equity Incentive Plan.

                  (e) In consideration of his services in connection with the completion of the Transaction and the noncompetition covenant set forth in subparagraph 4(b) hereinafter, Employee shall be entitled to receive a fee (hereinafter the "Incentive/Noncompetition Fee") consisting of an initial installment of five hundred thousand ($500,000) dollars to be paid on the January 15 next following the Effective Time and three additional installments of four hundred thousand ($400,000) dollars each to be paid on each of the first three anniversaries of such date; PROVIDED, HOWEVER, that Employee shall forfeit all rights to receive any unpaid installments of the Incentive Fee if he violates any of the covenants set forth in subparagraph 4(b) hereinafter.



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

                  (f) In recognition of Employee's services to Employer before the date of this Agreement, beginning upon the first to occur of (i) the later of the termination of Employee's employment with or consulting services to Employer for any reason other than Disability or death and the Employee's attainment of age 60, and (ii) the termination of Employee's employment with Employer because of Disability (as defined hereinafter), Employer shall pay Employee two hundred forty thousand ($240,000) dollars per year for the remainder of his life. Following Employee's death (whether before or after such payments begin), payments of two hundred forty thousand ($240,000) dollars per year shall be made to Employee's surviving spouse, if any, from the date of Employee's death until the death of such spouse. All payments under this subparagraph 2(f) shall be made in installments, not less frequently than monthly. Notwithstanding any other provision of this Agreement, if Employee terminates his employment with Employer during the Term without Good Reason, or voluntarily terminates his services to Employer as a consultant before the end of the Consulting Period, no payments shall be made to Employee or his spouse under this subparagraph 2(f).

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

                  3.  EXPENSES.
                      ---------

                  During the Term, Employee is authorized to incur reasonable expenses for conducting and promoting the business of Employer, including expenses for travel and similar items, subject to limitations and restrictions set by Employer from time to time. Employer will reimburse Employee for such expenses, on a monthly or other regular basis, upon the presentation by Employee of an itemized account of such expenditures, consistent with procedures established by Employer, together with such receipts or other evidence as shall be required for tax or accounting purposes.

                  4.  DISCLOSURE OF INFORMATION/RESTRICTIVE COVENANT.
                      -----------------------------------------------

                  (a) Employee recognizes and acknowledges that (i) all plans, systems, methods, designs, procedures, books and records known to Employee, relating to the operations, personnel and practices of Employer or of any subsidiary or other affiliate of Employer (including, without limitation, Cardinal) (hereinafter an "Affiliate") (whether instituted or commenced prior or subsequent to the date hereof and whether or not initially instituted or commenced by Employer or by an Affiliate), or (ii) all other records, documents and information concerning the business activities, practices and


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procedures of Employer or any Affiliate and any name or style under which
Employer or any Affiliate shall be operated during the Term and the Consulting Period, or shall have been operated prior hereto, and (iii) any logo or other descriptive or illustrative form thereof, utilized by Employer or any Affiliate, as they may exist from time to time, constitute and will constitute valuable, special and unique assets of the businesses of Employer and the Affiliates, and Employee may have access to confidential information and/or trade secrets related to the businesses of Employer and the Affiliates. Except as required in the course of the services hereunder, Employee therefore covenants and agrees that he will not ever, at any time without Employer's prior consent, directly or indirectly disclose to any third party or use for his own benefit any part of such confidential information, to the extent such information has theretofore remained confidential (except for unauthorized disclosures by Employee) and except as otherwise ordered by a court of competent jurisdiction, or use or permit to be used any such name, style, logo or form, to or by any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

                  (b) Presently the businesses of Employer and its subsidiaries are international in scope, and the parties hereto understand and agree that it is their intention to maintain Employer's business activities, operations, markets




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and marketing activities and of corporations and entities controlled by Employer throughout the world, and further that the businesses of Employer and its subsidiaries will continue in the future to be international in scope.
Therefore, the parties expressly agree that during the "Noncompetition Period" (as hereinafter defined), Employee will not, anywhere in the world, (i) own directly or indirectly, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any business which shall deal with or provide services, or engage in activities, at any time now or hereafter engaged in by Employer or any of its subsidiaries, nor (ii) solicit or attempt to solicit customers of Employer or any of its subsidiaries, or other persons or entities with or through whom Employer or any of its subsidiaries has done business, for the purpose of providing such services or engaging in such activities or in any other way interfere with or detract from the business and opportunities of Employer or any of its subsidiaries, including by way of example and without limiting the generality of the foregoing, by inducing an employee to leave the employ of Employer or one of its subsidiaries, or by inducing a consultant or other independent contractor to sever that person's relations with Employer or


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

one of its subsidiaries; provided, however, that the foregoing provisions of this subparagraph 4(b) shall not prohibit Employee during the period of such restriction from accepting employment, or acting as a consultant, in the pharmaceutical industry, provided that Employee's activities therein, to the extent that they relate to packaging, shall not relate in any manner to contract packaging or other similar services by independent packagers. The "Noncompetition Period" means the longer of (A) the period during which the Employee is employed by Employer or any of the Affiliates plus the period ending on the later of the third anniversary of the date such employment terminates and
(B) the sixth anniversary of the Effective Time.

                  (c) Employee acknowledges that the restrictions contained in this paragraph are reasonable and necessary in view of the nature of the businesses of Employer and the Affiliates in order to protect the legitimate interests of Employer and the Affiliates, and that any violation thereof would result in irreparable injury to Employer and the Affiliates. Therefore, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of subparagraph 4(a) or 4(b), Employer and the Affiliates shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Employee from any violation of the foregoing.


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

                  (d) Nothing herein shall be construed as prohibiting Employer and the Affiliates from pursuing any other remedies available to Employer and the Affiliates for such breach or threatened breach, including recovery of damages from Employee, and an equitable accounting of all earnings, profits and other benefits arising from such violation.

                  (e) Employer, Cardinal and Employee acknowledge their intention that Employer and the Affiliates shall have the broadest possible protection of the value of the businesses of Employer and the Affiliates in the trade area set forth above consistent with public policy, and it will not violate the intent of parties if any Court should determine that, consistent with established precedent of the forum state, the public policy of such state requires a more limited restriction in geographical area or duration of Employee's covenant not to compete, contained in an appropriate decree.

                  5.  TERMINATION.
                      ------------

                  (a) Employee's employment may be terminated by Employer under any of the following circumstances:

                  (i)  Upon the death of Employee; or

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

                  (ii) Upon the "Disability" of Employee, defined as the inability of Employee to perform services as an employee hereunder on a full-time basis by reason of physical or mental incapacity, sickness or infirmity that continues for more than twelve (12) months or for periods aggregating more than twelve (12) months during any twenty-four
         (24) month period; provided, however, that a determination of Executive's Disability shall be subject to the certification of a qualified physician agreed to by the Company and the Executive or, in the event of Executive's incapacity to designate a physician, the Executive's legal representative; or

                  (iii) For "Cause," defined as any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Employer or any Affiliate (as hereinafter defined), or the intentional and repeated violation of the written policies or procedures of Employer;

                  (iv) for any other reason (a termination without "Cause").

                  (b) Employee's employment may be terminated by Employee for "Good Reason," defined as a termination within 30 days after and as a result of
(i) the assignment to Employee of duties inconsistent in any material respect with subparagraph 1(a) of this Agreement, other than actions that are not taken in bad faith and are remedied by Employer within ten business days after receipt of notice thereof from Employee; (ii) any material failure by Employer to comply with any provision of subparagraph 2 of this Agreement other than failures that are not taken in bad faith and are remedied by Employer within ten business days after receipt of notice thereof from Employee; or (iii) a change in Employee's principal place of employment with Employer to a location be-


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

yond 25 miles from Broad and Market Streets, Philadelphia, Pennsylvania, without Employee's consent.

                  (c) If, during the Term, Employee's employment is terminated by Employer without Cause or by Employee for Good Reason, Employee shall not be entitled to any compensation provided for under this Agreement except as provided in subparagraphs 2(d), 2(e) and 2(f) and Section 7 and in the following sentence. Employer (i) shall continue to pay Employee the Base Salary, at the rate then in effect, for and with respect to the remainder of the Term (hereinafter the "Continuation Period") (in the same manner as specified in subparagraph 2(a) hereof); (ii) Pay the Annual Bonuses for each fiscal year ending during the Continuation Period, in the same manner as specified in subparagraph 2(b) hereof, except that the amount of each such Annual Bonus (the "Bonus Amount") shall be 50% of the Annual Bonus most recently paid to Employee before such termination; and (iii) shall continue to provide Employee with group health benefits on the terms and conditions applicable to active employees of Employer (hereinafter the "Group Health Benefits") during the Continuation Period; PROVIDED, that (x) if the Group Health Benefits cannot be provided to nonemployees under the terms of the applicable plans or applicable law, Employer shall provide Employee with


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

substitute benefits that are comparable and equal in value to such benefits, and
(y) during any period when Employee is eligible to receive any such benefits under another employer-provided plan or a government plan, the Group Health Benefits or substitute benefits provided by Employer under this clause (iii) may be made secondary to those provided under such other plan.

                  (d) OTHER TERMINATIONS. If, during the Term, Employee's employment is terminated for any reason other than by Employer without Cause or by Employee for Good Reason, Employee shall not be entitled to any compensation provided for under this Agreement, other than (i) Base Salary through the Termination Date, (ii) benefits under any long-term disability insurance coverage in the case of termination because of Disability, (iii) the amounts provided for in subparagraphs 2(d), 2(e) and 2(f) and Section 7 in accordance therewith, and (iv) vested benefits, if any, required to be paid or provided by law.

                  (e) CHANGE OF CONTROL PROVISION. For purposes of this subparagraph 5(e), a "Change of Control" shall have occurred in the event that during the Term, Cardinal ceases to own, directly or indirectly, more than 50 percent of the combined voting power of Employer's then-outstanding securities entitled to vote generally in the election of directors. If (i) at any time after a Change of Control, Employer terminates Employee's employment

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

without Cause or (ii) within one year after a Change of Control, Employee terminates his own employment for any reason or no reason, then the provisions of this subparagraph 5(e) shall apply instead of the provisions of subparagraphs 5(c) and (d), and:

                           (A) Employer shall pay to Employee in a lump sum in
                  cash within 30 days after the date of such termination the aggregate of the following amounts:

                                            (I) to the extent not theretofore
                                            paid, the Base Salary, at the rate
                                            in effect on the date of such
                                            termination, through the date of
                                            such termination; and

                                            (II) the product of (x) three and
                                            (y) the Base Salary plus the Bonus
                                            Amount; provided that the payment
                                            under this subsection II shall be
                                            reduced to the extent required so
                                            that such payment shall not be a
                                            parachute payment within the meaning
                                            of Section 280G(b) of the Internal
                                            Revenue Code of 1986, as amended
                                            (hereinafter the "Code"), and the
                                            regulations promulgated thereunder,
                                            or successor provisions of similar
                                            import, excluding for this purpose
                                            any payment under subsection (I)
                                            above and any payments under
                                            subparagraph 2(e) hereof, as
                                            determined by Employer.

                           (B) Employer shall (i) pay the amounts provided for
                  in subparagraphs 2(d), 2(e) and 2(f) and Section 7 in accordance therewith and (ii) continue to provide Employee with Group Health Benefits for the remainder of the Term; PROVIDED, that (x) if the Group Health Benefits cannot be provided to nonemployees under the terms of the applicable plans or applicable law, Employer shall provide Employee with substitute benefits that are comparable and equal in value to such benefits, and (y) during any period when Employee is eligible to receive any such benefits under another employer-provided plan or a government plan, the Group Health Benefits or substitute benefits provided by


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

                  Employer under this clause (ii) may be made secondary to those provided under such other plan.

                  6.  INSURANCE.
                      ----------

                  Employer shall have the right to purchase such policies of insurance on the life of Employee as may be determined by Employer in its sole discretion, and as may be available, at the sole cost and expense of Employer, and naming Employer as owner and beneficiary, and Employee shall cooperate in the placement thereof.

                  7.  CONSULTING SERVICES.
                      --------------------

                  (a) For purposes of this Agreement, the "Consulting Period" shall mean the period of seven years beginning on the earlier of the third anniversary of the Effective Time and a termination of Employee's employment following a Change of Control pursuant to Section 5(e). From the day after the third anniversary of the Effective Time (hereinafter the "Consulting Period"), Employee shall serve Employer as a nonemployee consultant under the terms and conditions set forth in this Section 7. During the Consulting Period, Employee shall make himself available at such times and places as Employee shall select (including by telephone if Employee so determines) to render such services as may reasonably be requested from time to time by the Board and/or the Chief Executive Officer of the Company.


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

                  (b) From and after the beginning of the Consulting Period, Employee shall cease to be entitled to receive any compensation and benefits under this Agreement other than the amounts provided for in subparagraphs 2(d), 2(e) and 2(f) in accordance therewith and the compensation provided for in this subparagraph 7(b). In consideration of Employee's services as consultant, during the Consulting Period, the Company shall pay the Executive a monthly consulting fee (hereinafter the "Consulting Fee") of eighteen thousand seven hundred fifty ($18,750) dollars, payable in arrears. If Employee dies during the Consulting Period, Employer shall pay Employee's estate the Consulting Fee through the end of the Consulting Period and the amounts provided for in subparagraphs 2(d), 2(e) and 2(f) in accordance therewith, and Employer shall have no other obligations under this Agreement. If Employee's employment with Employer terminates before the beginning of the Consulting Period because of Employee's Disability or death, Employer shall pay Employee or Employee's estate the Consulting Fee from the date of Employee's Disability or death through the seventh anniversary thereof.

                  8.  NOTICE.
                      -------

                  (a) Each notice, demand, request, consent, report,

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

approval or communication (hereinafter "Notice") which is or may be required to be given by any party to any other party in connection with this Agreement and the transactions contemplated hereby, shall be in writing, and given by facsimile, personal delivery, receipted delivery services, or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served as shown in subparagraph 8(b) hereinafter.

                  (b) Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed:

                  If to Employer:       PCI Services, Inc.
                                        3001 Red Lion Road
                                        Philadelphia, PA 19114-1123
                                        Attn:

                                        Facsimile:

                  If to Employee:       At his residence address most
                                        recently filed with Employer.

                  In each case, with    Cardinal Health, Inc.
                  a copy to:            5555 Glendon Court
                                        Dublin, Ohio  43016
                                        Attn:  General Counsel

                                        Facsimile:  614-717-8919

                   If to Cardinal:      Cardinal Health, Inc.
                                        5555 Glendon Court
                                        Dublin, Ohio  43016
                                        Attn:  General Counsel

                                        Facsimile:  614-717-8919

                  (c) Each party may designate by Notice to the


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

others in writing, given in the foregoing manner, a new address to which any Notice may thereafter be so given, served or sent.

                  9.  WAIVER OF BREACH.
                      -----------------

         The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

                  10.  ASSIGNMENT.
                       ----------

                  The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer, but the rights and obligations of Employee are personal and may not be assigned or delegated without Employer's prior written consent.

                  11.  ENTIRE AGREEMENT; EFFECT IF NO TRANSACTION.
                       ------------------------------------------

                  As of the Effective Time, this Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and shall supercede all prior agreements with respect thereto, including without limitation the Employment Agreement between Employer and Employee dated


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

August 27, 1991 and the Executive Employment Agreement dated February 7, 1996. This Agreement shall not be changed orally, but only by an agreement in writing executed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Notwithstanding any other provision of this Agreement, this Agreement shall be null and void and of no effect if the Transaction is not consummated.

                  12.  LAW APPLICABLE.
                       ---------------

                  This Agreement, and all covenants contained herein, shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Pennsylvania in which it has a situs. Each of the covenants contained in paragraph 4 of this Agreement shall be construed as a separate covenant in each of the separate cities and counties of the United States in which Employer is presently engaged in business. To the extent that any such covenant shall be unenforceable in any one or more of such cities or countries, such declaration shall not affect this covenant with respect to any other city or county, as each of said covenants shall be construed to be severable and independent. In the event any provision of this Agreement shall be held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deleted from the Agreement, which shall then be construed to give


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

effect to the remaining provisions thereof.

                  13.  PARAGRAPH HEADINGS.
                       -------------------

                  The paragraph headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

                  14.  COUNTERPARTS.
                       -------------

                  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



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


                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Corporate Seal                          Employer:

                                        PCI SERVICES, INC.

                                   By:  /s/ Richard S. Sauter
                                        ------------------------------
                                        Richard S. Sauter
                                        Vice Chairman of the Board and
                                        Chief Executive Officer

                               Attest: /s/
                                       -------------------------------

                                       Cardinal:

                                       CARDINAL HEALTH, INC.

                                   By: /s/ George H. Bennett
                                       -------------------------------
                                        George H. Bennett
                                        Executive Vice President
                                        and General Counsel

                                        Employee:

                                        /s/ Daniel F. Gerner
                                       -------------------------------
                                        DANIEL F. GERNER

/s/
---------------------------
Witness


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